As filed with the Securities and Exchange Commission on September 3, 2003
Registration No. 333-107993

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1

to
Form S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

CancerVax Corporation

(Exact name of registrant as specified in its charter)

Delaware	2836	52-2243564
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)
2110 Rutherford Road
Carlsbad, California 92008
(760) 494-4200
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
David F. Hale
President and Chief Executive Officer
CancerVax Corporation
2110 Rutherford Road
Carlsbad, CA 92008
(760) 494-4200
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Scott N. Wolfe, Esq. Cheston J. Larson, Esq. Adam K. Simpson, Esq. Latham & Watkins LLP 12636 High Bluff Drive, Suite 300 San Diego, CA 92130 (858) 523-5400	Hazel M. Aker, Esq. Senior Vice President, General Counsel and Secretary CancerVax Corporation 2110 Rutherford Road Carlsbad, CA 92008 (760) 494-4200	Ann F. Chamberlain, Esq. Bingham McCutchen LLP 399 Park Avenue New York, NY 10022 (212) 705-7400

     Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.    ☐

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.    ☐

CALCULATION OF REGISTRATION FEE

	Proposed Maximum
Title of Each Class of	Aggregate	Amount of
Securities to be Registered	Offering Price(1)	Registration Fee(2)

Common Stock, par value $0.00004 per share	$115,000,000	$9,304

(1)	Estimated solely for the purpose of computing the registration fee in accordance with Rule 457(o) under the Securities Act.

(2)	Previously paid.

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a) may determine.

EXPLANATORY NOTE
INFORMATION NOT REQUIRED IN PROSPECTUS
SIGNATURES
EXHIBIT INDEX
EXHIBIT 10.31
EXHIBIT 10.32
EXHIBIT 10.33
EXHIBIT 10.34
EXHIBIT 10.35

EXPLANATORY NOTE

      CancerVax Corporation has prepared this Amendment No. 1 to the Registration Statement on Form S-1 (File No. 333-107993) for the purpose of filing with the Securities and Exchange Commission certain exhibits to the Registration Statement and amending Item 13 of the Registration Statement. Amendment No. 1 does not modify any provision of the Prospectus that forms a part of the Registration Statement and accordingly such Prospectus has not been included herein.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

      The following table sets forth all costs and expenses, other than the underwriting discounts and commissions payable by the Registrant in connection with the sale and distribution of the common stock being registered. All amounts shown are estimates except for the SEC registration fee, the NASD filing fee and the Nasdaq National Market application fee.

SEC registration fee	$9,304
NASD filing fee	12,000
Nasdaq National Market filing fee	*
Accounting fees and expenses	*
Legal fees and expenses	*
Printing and engraving expenses	*
Blue sky fees and expenses	*
Transfer agent and registrar fees and expenses	*
Miscellaneous	*
Total	*

*	To be filed by amendment.

Item 14.	Indemnification of Directors and Officers

      Section 102 of the Delaware General Corporation Law, or DGCL, allows a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except where the director breached the duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit.

      Section 145 of the DGCL provides, among other things, that we may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding — other than an action by or in the right of CancerVax Corporation — by reason of the fact that the person is or was a director, officer, agent, or employee of CancerVax, or is or was serving at our request as a director, officer, agent or employee of another corporation, partnership, joint venture, trust or other enterprise against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding. The power to indemnify applies (a) if such person is successful on the merits or otherwise in defense of any action, suit or proceeding or (b) if such person acting in good faith and in a manner he reasonably believed to be in the best interest, or not opposed to the best interest, of CancerVax, and with respect to any criminal action or proceeding had no reasonable cause to believe his or her conduct was unlawful. The power to indemnify applies to actions brought by or in the right of CancerVax as well but only to the extent of defense expenses, including attorneys’ fees but excluding amounts paid in settlement, actually and reasonably incurred and not to any satisfaction of judgment or settlement of the claim itself, and with the further limitation that in such actions no indemnification shall be made in the event of any adjudication of liability to CancerVax, unless the court believes that in light of all the circumstances indemnification should apply.

      Section 174 of the DGCL provides, among other things, that a director, who willfully or negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption, may be held liable for such actions. A director who was either absent when the unlawful actions were approved or dissented at the time, may avoid liability by causing his or her dissent to such actions to be entered in the books containing minutes of the meetings of the board of directors at the time such action occurred or immediately after such absent director receives notice of the unlawful acts.

      Our Amended and Restated Certificate of Incorporation, attached as Exhibit 3.1 hereto, and our Amended and Restated Bylaws, attached as Exhibit 3.2 hereto, provide that we shall indemnify our directors, officers, employees and agents to the maximum extent permitted by Delaware Law, including in circumstances in which indemnification is otherwise discretionary under Delaware Law. In addition, we have entered into separate indemnification agreements, attached as Exhibit 10.01 hereto, with our directors and officers which would require us, among other things, to indemnify them against certain liabilities which may arise by reason of their status or service other than liabilities arising from willful misconduct of a culpable nature. We also have purchased a policy of directors and officers liability insurance. These indemnification provisions and the indemnification agreements may be sufficiently broad to permit indemnification of our officers and directors for liabilities, including reimbursement of expenses incurred, arising under the Securities Act.

      The Underwriting Agreement, attached as Exhibit 1.1 hereto, provides for indemnification by the Underwriters of us and our officers and directors for certain liabilities, including matters arising under the Securities Act.

Item 15.     Recent Sales of Unregistered Securities

      The following list sets forth information regarding all securities sold by us since our inception in June 1998 giving effect to a stock split that occurred in July 2000:

(1) In June 1998, we issued and sold an aggregate of 23,750,000 shares of common stock to Dr. Donald L. Morton for aggregate consideration of $9,500.

(2) In August 1998, we issued and sold an aggregate of 30,000 shares of common stock to accredited investors for aggregate consideration of $12.

(3) In July and August 2000, we issued and sold an aggregate of 2,501,500 shares of common stock to accredited investors for an aggregate consideration of $5,000,000 and the performance of certain obligations under a license agreement.

(4) In December 2000, we issued and sold an aggregate of 12,244,898 shares of Series A preferred stock to institutional and accredited investors at a per share price of $2.45 for aggregate consideration of $30 million and issued an aggregate of 4,081,632 shares of Series A preferred stock to entities controlled by Dr. Donald L. Morton, M.D. in connection with the financing.

(5) In January 2002 and October 2002, we issued an aggregate of 367,347 shares of Series A preferred stock to a certain accredited investor and a charitable foundation.

(6) In January 2002, we issued 2,142,853 shares of Acquisition preferred stock in connection with our acquisition of Cell-Matrix, Inc.

(7) Between July 2001 and February 2003, we issued warrants to purchase 290,306 shares of our Vendor preferred stock, Series 1 with an exercise price of $2.45.

(8) In March 2002, we issued and sold an aggregate of 20,899,156 shares of Series B preferred stock to institutional and accredited investors at a per share price of $2.67 for aggregate consideration of $55.8 million.

(9) In September 2002, we issued a warrant to purchase 151,685 shares of our Vendor preferred stock, Series 2 with an exercise price of $2.67.

(10) In August 2003, we issued and sold an aggregate of 20,572,789 shares of Series C preferred stock to institutional and accredited investors at a per share price of $2.01 for aggregate consideration of $41.4 million.

(11) Since our inception through June 30, 2003, we have granted options to purchase shares of common stock to employees, directors and consultants under our stock incentive plan at exercise prices ranging from $0.25 to $0.75 per share. Of the options granted, 7,639,928 remain outstanding, 2,536,835 shares of common stock have been purchased pursuant to exercises of stock options and 35,000 shares have been repurchased and returned to the stock incentive plan option pool.

      The issuance of securities in the transactions described above were deemed exempt from registration under the Securities Act in reliance on Section 4(2), Regulation D or Rule 701 promulgated thereunder as transactions by an issuer not involving any public offering or pursuant to compensatory benefit plans and contracts relating to compensation. The recipients of securities in each such transaction represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the share certificates and other instruments issued in such transactions. All recipients either received adequate information about us or had access, through employment or other relationships, to such information.

      There were no underwriters employed in connection with any of the transactions set forth in this Item 15.

Item 16.	Exhibits and Financial Statement Schedules.

      (a) The following exhibits are filed herewith:

Exhibit
Number	Exhibit Title

1.01*	Form of Underwriting Agreement
2.01(1)	Agreement and Plan of Merger, dated January 8, 2002, by and among CancerVax Corporation, CMI Acquisition Corp. and Cell-Matrix, Inc.
3.01*	Form of Amended and Restated Certificate of Incorporation to be in effect upon closing of this offering
3.02*	Form of Amended and Restated Bylaws to be in effect upon closing of this offering
4.01*	Form of Specimen Common Stock Certificate
4.02*	Second Amended and Restated Investors’ Rights Agreement, made as of August 13, 2003, among CancerVax Corporation and the investors listed on Schedule A thereto
4.03(1)	Form of Warrant to Purchase Vendor Preferred Stock, Series 1
4.04(1)	Warrant to Purchase Vendor Preferred Stock, Series 2, dated September 6, 2002, issued to Venture Lending & Leasing III, LLC
4.05(1)	Form of Incidental Registration Rights Agreement
5.01*	Opinion of Latham & Watkins LLP
10.01(1)	Standard Industrial/ Commercial Single-Tenant Lease-Net, dated August 31, 2001, between Blackmore Airport Centre and CancerVax Corporation
10.02(1)	Lease, made as of July 22, 1999, between Spieker Properties, L.P. and John Wayne Cancer Institute
10.03(1)	Agreement of Lease Assignment, dated as of August 4, 2000, between John Wayne Cancer Institute and CancerVax Corporation
10.04(1)	First Amendment to Lease, entered into as of October 1, 2001, between EOP — Marina Business Center, L.L.C. (as successor in interest to Spieker Properties, L.P.) and CancerVax Corporation (as successor in interest to John Wayne Cancer Institute)
10.05(1)	Second Amendment to Lease, entered into as of September 4, 2002, between EOP — Marina Business Center, L.L.C. (as successor in interest to Spieker Properties, L.P.) and CancerVax Corporation (as successor in interest to John Wayne Cancer Institute)
10.06*	Third Amended and Restated 2000 Stock Incentive Plan
10.07*	2003 Employee Stock Purchase Plan
10.08(1)	2003 Management Incentive Compensation Plan

Exhibit
Number	Exhibit Title

10.09*	Form of Indemnification Agreement entered into by CancerVax Corporation with its directors and executive officers
10.10(1)	Employment Agreement, dated October 23, 2000, between CancerVax Corporation and David F. Hale
10.11(1)	First Amendment to Employment Agreement, dated April 29, 2003, between CancerVax Corporation and David F. Hale
10.12(1)	Amended and Restated Employment Agreement, dated January 1, 2001, between CancerVax Corporation and Guy Gammon
10.13(1)	Amended and Restated Employment Agreement, dated January 5, 2001, between CancerVax Corporation and John Petricciani, M.D.
10.14(1)	Amended and Restated Employment Agreement, entered into as of January 15, 2001, between CancerVax Corporation and Robert L. Jones
10.15(1)	Amended and Restated Employment Agreement, entered into as of February 9, 2001, between CancerVax Corporation and Hazel M. Aker
10.16(1)	Amended and Restated Employment Agreement, entered into as of April 2, 2001, between CancerVax Corporation and William R. LaRue
10.17(1)	Amended and Restated Employment Agreement, entered into as of November 26, 2001, between CancerVax Corporation and Dennis Van Epps
10.18(1)	Amended and Restated Employment Agreement, entered into as of February 1, 2002, between CancerVax Corporation and Debra J. Arnold
10.19(1)	Employment Agreement, effective as of May 15, 2003, between CancerVax Corporation and Martin A. Mattingly
10.20(1)	Consulting Agreement, effective as of December 15, 2000, by and between Dr. Donald L. Morton and CancerVax Corporation
10.21(1)	Assignment of Cross-License Agreement, dated as of July 31, 2000, by and among 3DLM, Inc., the John Wayne Cancer Institute and CancerVax Corporation
10.22(1)†	Cross-License Agreement, dated as of July 24, 1998, by and between CancerVax, Inc. and the John Wayne Cancer Institute
10.23(1)†	Agreement, dated as July 31, 2000, by and between Cancer Diagnostic Laboratories, Inc. and CancerVax Corporation
10.24(1)	Amendment No. 1 to CDL Agreement, dated as of December 15, 2000, by and between Cancer Diagnostic Laboratories, Inc. and CancerVax Corporation
10.25(1)	Second Amendment to CDL Agreement, dated as of May 1, 2002, between Cancer Diagnostic Laboratories, Inc. and CancerVax Corporation
10.26(1)	Contribution of Technology and Exchange Agreement, dated as of December 15, 2000, by and between Donald L. Morton, M.D. and CancerVax Corporation
10.27(1)	First Amendment to Contribution of Technology and Exchange Agreement, entered into as of May 1, 2002, between Donald L. Morton, M.D. and CancerVax Corporation
10.28(1)	Fetal Antigen License Agreement, dated as of December 15, 2000, by and between Donald L. Morton, M.D. and CancerVax Corporation
10.29(1)†	License Agreement, dated May 23, 2000, by and between the University of Southern California and Bio-Management, Inc.
10.30(1)†	License Agreement, dated September 19, 1999, by and between the University of Southern California and Bio-Management, Inc.
10.31†	Development and Sublicensing Agreement, effective as of March 5, 2001, by and among EyeTech Pharmaceuticals, Inc. and Cell-Matrix, Inc.
10.32†	License Agreement, dated October 26, 2001, by and between The Scripps Research Institute and Cell-Matrix, Inc.

Exhibit
Number	Exhibit Title

10.33†	Collaboration Agreement, dated as of November 29, 1999, between Ixsys, Inc. and Bio-Management, Inc.
10.34	Amendment to Collaboration Agreement, effective as of June 5, 2000, between Cell Matrix, Inc., f/k/a Bio-Management, Inc. and Applied Molecular Evolution, Inc., f/k/a Ixsys, Inc.
10.35	Amendment to Collaboration Agreement, effective as of July 3, 2000, between Cell Matrix, Inc., f/k/a Bio-Management, Inc. and Applied Molecular Evolution, Inc., f/k/a Ixsys, Inc.
10.36(1)†	License Agreement, effective as of June 2, 2003, between New York University and Cell-Matrix, Inc.
10.37(1)†	License Agreement, entered into as of October 4, 2002, between M-Tech Therapeutics, Inc. and CancerVax Corporation
10.38(1)†	Assignment of Supply Agreement, entered into as of July 31, 2000, between 3DLM, Inc., f/k/a CancerVax, Inc., and CancerVax Corporation
10.39(1)†	Supply Agreement, entered into as of April 15, 1998, between CancerVax, Inc. and Organon Teknika Corporation
10.40(1)	Loan and Security Agreement (Equipment), dated as of September 6, 2002, between CancerVax Corporation and Venture Lending & Leasing III, Inc.
10.41*	Third Amended and Restated Stockholders’ Agreement, dated as of August 13, 2003, by and among CancerVax Corporation, The Donald L. Morton Family Trust created under trust dated June 2, 1989, the Donald L. Morton, M.D., Grantor Retained Annuity Trust dated September 6, 2002, OncoVac, Inc., the investors listed on Exhibit A thereto and John Wayne Cancer Institute
21.01(1)	List of Subsidiaries
23.01*	Consent of Latham & Watkins LLP (included in Exhibit 5.01)
23.02(1)	Consent of Ernst & Young LLP, independent auditors
24.01(1)	Power of Attorney. Reference is made to page II-7

(1)	Previously filed.

*	To be filed by amendment.

†	Confidential treatment requested.

      (b) Financial statement schedules.

      No financial statement schedules are provided because the information called for is not required or is shown either in the consolidated financial statements or the notes thereto.

Item 17.     Undertakings.

      The undersigned Registrant hereby undertakes to provide to the underwriters at the closing specified in the Underwriting Agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 14 above, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

      The undersigned Registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective; and

(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

      Pursuant to the requirements of the Securities Act, CancerVax Corporation has duly caused this Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Carlsbad, California, on September 3, 2003.

CANCERVAX CORPORATION

By:	/s/ DAVID F. HALE

David F. Hale

President and Chief Executive Officer

      Pursuant to the requirements of the Securities Act, this Amendment No. 1 to Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ DAVID F. HALE David F. Hale	President, Chief Executive Officer and Director (Principal Executive Officer)	September 3, 2003

/s/ WILLIAM R. LARUE William R. LaRue	Chief Financial Officer (Principal Financial and Accounting Officer)	September 3, 2003

/s/ IVOR ROYSTON* Ivor Royston	Director (Chairman of the Board of Directors)	September 3, 2003

/s/ MICHAEL G. CARTER* Michael G. Carter	Director	September 3, 2003

/s/ CAM L. GARNER* Cam L. Garner	Director	September 3, 2003

Robert E. Kiss	Director	September , 2003

/s/ CLAYBURN LA FORCE, JR.* Clayburn La Force, Jr.	Director	September 3, 2003

/s/ DONALD L. MORTON Donald L. Morton	Director	September , 2003

Name		Title	Date

/s/ BARCLAY A. PHILLIPS* Barclay A. Phillips		Director	September 3, 2003

/s/ GAIL S. SCHOETTLER* Gail S. Schoettler		Director	September 3, 2003

*By:	/s/ DAVID F. HALE David F. Hale Attorney-in-Fact

EXHIBIT INDEX

Exhibit
Number	Exhibit Title

1.01*	Form of Underwriting Agreement
2.01(1)	Agreement and Plan of Merger, dated January 8, 2002, by and among CancerVax Corporation, CMI Acquisition Corp. and Cell-Matrix, Inc.
3.01*	Form of Amended and Restated Certificate of Incorporation to be in effect upon closing of this offering
3.02*	Form of Amended and Restated Bylaws to be in effect upon closing of this offering
4.01*	Form of Specimen Common Stock Certificate
4.02*	Second Amended and Restated Investors’ Rights Agreement, made as of August 13, 2003, among CancerVax Corporation and the investors listed on Schedule A thereto
4.03(1)	Form of Warrant to Purchase Vendor Preferred Stock, Series 1
4.04(1)	Warrant to Purchase Vendor Preferred Stock, Series 2, dated September 6, 2002, issued to Venture Lending & Leasing III, LLC
4.05(1)	Form of Incidental Registration Rights Agreement
5.01*	Opinion of Latham & Watkins LLP
10.01(1)	Standard Industrial/ Commercial Single-Tenant Lease-Net, dated August 31, 2001, between Blackmore Airport Centre and CancerVax Corporation
10.02(1)	Lease, made as of July 22, 1999, between Spieker Properties, L.P. and John Wayne Cancer Institute
10.03(1)	Agreement of Lease Assignment, dated as of August 4, 2000, between John Wayne Cancer Institute and CancerVax Corporation
10.04(1)	First Amendment to Lease, entered into as of October 1, 2001, between EOP — Marina Business Center, L.L.C. (as successor in interest to Spieker Properties, L.P.) and CancerVax Corporation (as successor in interest to John Wayne Cancer Institute)
10.05(1)	Second Amendment to Lease, entered into as of September 4, 2002, between EOP — Marina Business Center, L.L.C. (as successor in interest to Spieker Properties, L.P.) and CancerVax Corporation (as successor in interest to John Wayne Cancer Institute)
10.06*	Third Amended and Restated 2000 Stock Incentive Plan
10.07*	2003 Employee Stock Purchase Plan
10.08(1)	2003 Management Incentive Compensation Plan
10.09*	Form of Indemnification Agreement entered into by CancerVax Corporation with its directors and executive officers
10.10(1)	Employment Agreement, dated October 23, 2000, between CancerVax Corporation and David F. Hale
10.11(1)	First Amendment to Employment Agreement, dated April 29, 2003, between CancerVax Corporation and David F. Hale
10.12(1)	Amended and Restated Employment Agreement, dated January 1, 2001, between CancerVax Corporation and Guy Gammon
10.13(1)	Amended and Restated Employment Agreement, dated January 5, 2001, between CancerVax Corporation and John Petricciani, M.D.
10.14(1)	Amended and Restated Employment Agreement, entered into as of January 15, 2001, between CancerVax Corporation and Robert L. Jones
10.15(1)	Amended and Restated Employment Agreement, entered into as of February 9, 2001, between CancerVax Corporation and Hazel M. Aker
10.16(1)	Amended and Restated Employment Agreement, entered into as of April 2, 2001, between CancerVax Corporation and William R. LaRue
10.17(1)	Amended and Restated Employment Agreement, entered into as of November 26, 2001, between CancerVax Corporation and Dennis Van Epps

Exhibit
Number	Exhibit Title

10.18(1)	Amended and Restated Employment Agreement, entered into as of February 1, 2002, between CancerVax Corporation and Debra J. Arnold
10.19(1)	Employment Agreement, effective as of May 15, 2003, between CancerVax Corporation and Martin A. Mattingly
10.20(1)	Consulting Agreement, effective as of December 15, 2000, by and between Dr. Donald L. Morton and CancerVax Corporation
10.21(1)	Assignment of Cross-License Agreement, dated as of July 31, 2000, by and among 3DLM, Inc., the John Wayne Cancer Institute and CancerVax Corporation
10.22(1)†	Cross-License Agreement, dated as of July 24, 1998, by and between CancerVax, Inc. and the John Wayne Cancer Institute
10.23(1)†	Agreement, dated as July 31, 2000, by and between Cancer Diagnostic Laboratories, Inc. and CancerVax Corporation
10.24(1)	Amendment No. 1 to CDL Agreement, dated as of December 15, 2000, by and between Cancer Diagnostic Laboratories, Inc. and CancerVax Corporation
10.25(1)	Second Amendment to CDL Agreement, dated as of May 1, 2002, between Cancer Diagnostic Laboratories, Inc. and CancerVax Corporation
10.26(1)	Contribution of Technology and Exchange Agreement, dated as of December 15, 2000, by and between Donald L. Morton, M.D. and CancerVax Corporation
10.27(1)	First Amendment to Contribution of Technology and Exchange Agreement, entered into as of May 1, 2002, between Donald L. Morton, M.D. and CancerVax Corporation
10.28(1)	Fetal Antigen License Agreement, dated as of December 15, 2000, by and between Donald L. Morton, M.D. and CancerVax Corporation
10.29(1)†	License Agreement, dated May 23, 2000, by and between the University of Southern California and Bio-Management, Inc.
10.30(1)†	License Agreement, dated September 19, 1999, by and between the University of Southern California and Bio-Management, Inc.
10.31†	Development and Sublicensing Agreement, effective as of March 5, 2001, by and among EyeTech Pharmaceuticals, Inc. and Cell-Matrix, Inc.
10.32†	License Agreement, dated October 26, 2001, by and between The Scripps Research Institute and Cell-Matrix, Inc.
10.33†	Collaboration Agreement, dated as of November 29, 1999, between Ixsys, Inc. and Bio-Management, Inc.
10.34	Amendment to Collaboration Agreement, effective as of June 5, 2000, between Cell Matrix, Inc., f/k/a Bio-Management, Inc. and Applied Molecular Evolution, Inc., f/k/a Ixsys, Inc.
10.35	Amendment to Collaboration Agreement, effective as of July 3, 2000, between Cell Matrix, Inc., f/k/a Bio-Management, Inc. and Applied Molecular Evolution, Inc., f/k/a Ixsys, Inc.
10.36(1)†	License Agreement, effective as of June 2, 2003, between New York University and Cell-Matrix, Inc.
10.37(1)†	License Agreement, entered into as of October 4, 2002, between M-Tech Therapeutics, Inc. and CancerVax Corporation
10.38(1)†	Assignment of Supply Agreement, entered into as of July 31, 2000, between 3DLM, Inc., f/k/a CancerVax, Inc., and CancerVax Corporation
10.39(1)†	Supply Agreement, entered into as of April 15, 1998, between CancerVax, Inc. and Organon Teknika Corporation
10.40(1)	Loan and Security Agreement (Equipment), dated as of September 6, 2002, between CancerVax Corporation and Venture Lending & Leasing III, Inc.
10.41*	Third Amended and Restated Stockholders’ Agreement, dated as of August 13, 2003, by and among CancerVax Corporation, The Donald L. Morton Family Trust created under trust dated June 2, 1989, the Donald L. Morton, M.D., Grantor Retained Annuity Trust dated September 6, 2002, OncoVac, Inc., the investors listed on Exhibit A thereto and John Wayne Cancer Institute
21.01(1)	List of Subsidiaries

Exhibit
Number	Exhibit Title

23.01*	Consent of Latham & Watkins LLP (included in Exhibit 5.01)
23.02(1)	Consent of Ernst & Young LLP, independent auditors
24.01(1)	Power of Attorney. Reference is made to page II-7

(1)	Previously filed.

*	To be filed by amendment.

†	Confidential treatment requested.